UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2004

GENENTECH, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9813 (Commission File Number)	94-2347624 (I.R.S. Employer Identification No.)

1 DNA Way
South San Francisco, California 94080-4990
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 225-1000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Bonus Program

     Genentech maintains a bonus program administered annually by the Compensation Committee of the Board of Directors. The purpose of the program is to reward employees for successful achievement of certain corporate goals. The Compensation Committee historically sets a one year performance period to run from January 1 through December 31 and establishes in advance a list of specific corporate goals for that period as well as specific bonus amounts tied to each goal. The extent to which these corporate goals are achieved determine the amount of funds available in the bonus pool. The bonus pool is allocated among eligible employees based on recommendations from management and approval by the Compensation Committee.

     All employees working more than 20 hours per week (except for interns, post-doctoral fellows, employees covered by a sales compensation plan and employees hired after September 30), including all of Genentech’s executive officers, are eligible to participate in the annual bonus program. Eligible employees must remain employed by Genentech at the time awards are paid out under the program in order to receive their awards, if any. The Compensation Committee may modify, amend, revoke or suspend the annual bonus program at any time in its sole discretion.

     On December 7, 2004, the Compensation Committee approved corporate goals and associated bonus target amounts for fiscal year 2005. The Committee approved specific targets and goals in the following five categories (weighting of such indicated): (i) corporate/financial goals relating to achievement of certain financial measures, including growth in earnings per share (on a non-GAAP basis, subject to certain adjustments), and resource planning and risk management measures (weighted 31%), (ii) commercial goals related to product sales (weighted 24.5%), (iii) research and development goals relating to projects in Genentech’s pipeline (weighted 24.5%), (iv) product manufacturing and regulatory, quality and compliance goals relating to product inventory levels, regulatory approvals and other manufacturing matters (weighted 15%) and (v) employee development goals relating to new hire orientation and leadership development (weighted 5%). The total size of the potential bonus pool is a specific percentage of budgeted net income (on a non-GAAP basis, subject to certain adjustments). This percentage is set based on benchmark data from pharmaceutical and biotechnology companies obtained from an independent survey source. An additional amount may be added to the bonus pool if Genentech achieves earnings per share growth (on a non-GAAP basis, subject to certain adjustments) and operating revenue growth that is above the median of those same financial measures from a group of twelve peer companies in the pharmaceutical and biotechnology industries, some of which also act as the source of the benchmark data described above.

     The actual bonuses payable for fiscal year 2005 (if any) will vary depending on the extent to which actual performance meets, exceeds, or falls short of the corporate goals approved by the Compensation Committee. In addition, the management and the Compensation Committee retain the discretion to increase, reduce or eliminate the bonus that otherwise might be payable to any individual based on actual performance as compared to pre-established goals.

Director Compensation

     The Compensation Committee also approved changes to the annual cash compensation of non-employee directors for 2005. Effective January 1, 2005, the annual cash compensation will be as follows:

•	$40,000 annual cash retainer for each non-employee director;

•	$10,000 annual cash retainer for the Audit Committee Chair;

•	$2,500 annual cash retainer for each Audit Committee member (other than the Chair);

•	$2,500 meeting fee for each non-employee director for each Board meeting attended;

•	$1,500 meeting fee for each Audit Committee member for each Committee meeting attended; and

•	$1,000 meeting fee for each Corporate Governance Committee member for each Committee meeting attended.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 27, 2004	By:	/s/ Stephen G. Juelsgaard
Stephen G. Juelsgaard
Executive Vice President, General Counsel and Secretary